Exhibit 99.1

LAZARD LTD REPORTS THIRD-QUARTER

AND NINE-MONTH 2012 RESULTS

Highlights

•	Net income per share, as adjusted[1], was $0.26 (diluted), for the quarter ended September 30, 2012, compared to $0.39 for the 2011 third quarter

•	Nine-month operating revenue of $1,397 million, 1% below record prior-year period; third-quarter operating revenue of $443 million, down 5% from prior-year period

•

Financial Advisory nine-month operating revenue of $740 million, up 1% from prior-year period; M&A and Strategic Advisory nine-month operating revenue up 5% while completed transactions in the global M&A market declined 26%[2]. Financial Advisory third-quarter operating revenue down 13% from prior-year period

•	Asset Management third-quarter operating revenue of $220 million, up 7% from second quarter of 2012, and up 2% from prior-year period

•	Assets under management (AUM) of $160 billion, up 8% from June 30, 2012 and up 18% from September 30, 2011; average AUM of $157 billion in the third quarter of 2012

•	Net inflows of $1.8 billion in the third quarter of 2012

•	Return of capital to shareholders totaling $432 million[3] year to date, including $200 million in surplus cash[4] one year ahead of target

•

Cost saving initiatives to result in approximately $125 million in annual savings from our existing expense base. Implementation expenses of $110 million to $130 million, expected to be incurred primarily in the fourth quarter of 2012

($ in millions, except per share data and AUM)	Quarter Ended September 30,			Nine Months Ended September 30,
	2012	2011	%’12-’11	2012	2011	%’12-’11
As Adjusted[1]
Operating revenue	$443	$467	(5)%	$1,397	$1,415	(1)%
Financial Advisory	$220	$254	(13)%	$740	$732	1%
Asset Management	$220	$217	2%	$637	$678	(6)%
Net income	$35	$53	(33)%	$113	$177	(36)%
Diluted net income per share	$0.26	$0.39	(33)%	$0.84	$1.30	(35)%

U.S. GAAP
Net income	$33	$63	(47)%	$90	$180	(50)%
Diluted net income per share	$0.26	$0.49	(47)%	$0.70	$1.39	(50)%

Supplemental Data
Quarter-end AUM ($ in billions)	$160	$136	18%
Average AUM ($ in billions)	$157	$149	5%	$153	$153	0%

Media Contact: Judi Frost Mackey	+1 212 632 1428	judi.mackey@lazard.com
Investor Contact: Kathryn Harmon	+1 212 632 6637	kathryn.harmon@lazard.com

NEW YORK, October 25, 2012 – Lazard Ltd (NYSE: LAZ) today reported operating revenue1 of $443 million for the quarter ended September 30, 2012. Net income, as adjusted1, was $35 million, or $0.26 per share (diluted).

First nine-month 2012 operating revenue1 was $1,397 million. Net income, as adjusted1, was $113 million, or $0.84 per share (diluted).

Third-quarter 2012 net income on a U.S. GAAP basis was $33 million, or $0.26 per share (diluted). First nine-month 2012 net income on a U.S. GAAP basis was $90 million, or $0.70 per share (diluted). A reconciliation of our U.S. GAAP results to the adjusted results is presented on page 18 of this press release.

“Clients value Lazard’s independent advice, global reach and innovative solutions,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “In Financial Advisory, our mergers and acquisitions revenue is up for the year in a period of reduced market activity. In Asset Management, our globally diversified mix of clients and investment platforms is a powerful contributor to growth.”

“We are focused on revenue growth, cost discipline and effective use of capital to build shareholder value,” said Mr. Jacobs. “The firm is better positioned than it has ever been and we are freeing up resources so we can reach our targets, retain and attract the best people, and make investments for long-term growth.”

“We are making progress toward our operating margin target of 25% in 2014,” said Matthieu Bucaille, Chief Financial Officer of Lazard. “We have achieved our goal of returning $200 million in excess cash to shareholders earlier than our year-end 2013 target.”

“We are implementing cost saving initiatives to reduce the firm’s expense base and enhance our operating leverage. These include streamlining our support functions and eliminating investments in areas of low return. We expect these initiatives to result in approximately $125 million in annual savings from our existing cost base, with related implementation expenses primarily in the fourth quarter of this year,” said Mr. Bucaille. “We believe these initiatives will improve profitability with minimal impact on Lazard’s revenue growth.”

OPERATING REVENUE

Financial Advisory

In the text portion of this press release, we present our Financial Advisory results as Strategic Advisory and Restructuring. Strategic Advisory includes M&A, Sovereign and Government Advisory, Capital Markets, Lazard Middle Market, Private Funds and Other Advisory businesses.

Third Quarter

Financial Advisory operating revenue was $220 million, 13% lower than the third quarter of 2011, reflective of lower market activity levels.

Strategic Advisory operating revenue was $186 million, 14% lower than the third quarter of 2011, primarily due to fewer closings of large transactions.

Restructuring operating revenue was $34 million, 10% lower than the third quarter of 2011, in line with the low level of corporate restructuring activity.

During the quarter, we remained engaged in highly visible, complex M&A transactions and other advisory assignments, including cross-border transactions, spin-offs, distressed asset sales, and government advisory in the Americas, Europe and Asia.

Lazard is advising on four of the ten largest global M&A transactions announced year-to-date (clients are in italics): Deutsche Telekom on the $32.8 billion combination of T-Mobile and MetroPCS; Anheuser-Busch InBev’s $20.1 billion acquisition of the remaining stake in Grupo Modelo it does not already own; Walgreens’ $6.7 billion acquisition of a 45% stake in Alliance Boots; and Qatar Holding on its stake in Xstrata in connection with the proposed merger with Glencore.

Among the major M&A transactions or assignments that were completed during the third quarter of 2012 were the following: Progress Energy in its $32 billion merger with Duke Energy; the combination of Tyco’s Flow Control business with Pentair in a $10 billion all-stock merger; and GlaxoSmithKline’s $3.0 billion acquisition of Human Genome Sciences.

Our Sovereign and Government Advisory businesses are active in worldwide assignments, particularly in Europe and Africa.

We are involved in many of the most notable recent restructurings, such as Financial Guaranty Insurance Company (FGIC) as advisor to Weil, Gotshal & Manges in its capacity as counsel to the New York Liquidation Bureau; Cemex in connection with its refinancing; and TORM, as advisor to the senior lenders on the company’s debt restructuring.

Please see a more complete list of Strategic Advisory transactions that were completed in the third quarter of 2012, as well as Restructuring assignments, on pages 9 – 10 of this release.

First Nine Months

Financial Advisory operating revenue was $740 million, 1% higher than the first nine months of 2011.

Strategic Advisory operating revenue was $605 million, 1% lower than the first nine months of 2011. This included a 5% increase in M&A revenue compared to the prior-year period.

Restructuring operating revenue was $135 million, 10% higher than the first nine months of 2011, reflecting the closings of several large assignments, primarily during the first quarter of 2012.

Asset Management

Third Quarter

Asset Management operating revenue was $220 million in the third quarter of 2012, 7% higher than the second quarter of 2012 and 2% higher than the third quarter of 2011. Net inflows were $1.8 billion in the third quarter.

Management fees during the period totaled $202 million, reflecting a 4% increase compared to the second quarter of 2012 and a 1% increase compared to the prior-year period. The sequential increase was driven primarily by growth in assets under management (AUM).

Incentive fees during the period totaled $11 million, a $7 million increase from the second quarter of 2012 and a 13% increase compared to the prior-year period.

AUM was $160 billion as of September 30, 2012. AUM was up 8% from June 30, 2012, primarily reflecting market appreciation, foreign exchange adjustments and net inflows. Average AUM in the third quarter was $157 billion.

We are winning significant new mandates in all our major platforms from clients around the world. A sample of these new mandates is reflected in our investor presentation on our website. In the third quarter, Lazard Asset Management continued to expand its global footprint with the opening of an office in Zurich.

First Nine Months

Asset Management operating revenue was $637 million in the first nine months of 2012, 6% lower than the first nine months of 2011.

Management fees were $597 million in the first nine months of 2012, 5% lower than the first nine months of 2011, primarily reflecting a shift in product mix. Average AUM for the first nine months of 2012 was $153 billion, unchanged compared to the first nine months of 2011. Net inflows were $3 billion for the first nine months of 2012.

OPERATING EXPENSES

Compensation and Benefits

In managing compensation and benefits expense, we focus on annual awarded compensation (cash compensation and benefits plus deferred incentive compensation with respect to the applicable year, net of estimated future forfeitures). We believe annual awarded compensation reflects the actual annual compensation cost more accurately than the GAAP measure of compensation cost, which measures applicable-year cash compensation and the amortization of deferred incentive compensation principally attributable to previous years’ deferrals. We believe that by managing our business using awarded compensation with a consistent deferral policy, we can better manage our compensation costs, increase our flexibility in the future and build shareholder value over time.

For the third quarter of 2012, adjusted compensation and benefits expense1, including related accruals, was $278 million. The corresponding adjusted GAAP compensation ratio was 62.7% for the quarter, compared to 62.0% for the full-year 2011, and 59.3% during the third quarter in 2011.

For the first nine months of 2012, adjusted compensation and benefits expense1, including related accruals, was $876 million. This excludes the 2012 first-quarter charge related to staff reductions. The corresponding adjusted GAAP compensation ratio was 62.7%, compared to 62.0% for the full-year 2011, and 58.7% for the first nine months of 2011.

Adjusted GAAP compensation ratios include, among other items, amortization expense related to 2008 deferred compensation, which had a comparatively longer, four-year vesting period. For the first nine months of 2012, we expensed approximately $32 million related to the 2008 grants, or 2.3% of first-nine-month 2012 operating revenue.

As of September 30, the amortization expense for the full year of 2012 is expected to be approximately $339 million versus $289 million for the full year of 2011.

The third-quarter 2012 adjusted GAAP compensation ratio assumes, based on current market conditions, that the full-year awarded compensation ratio will be approximately 60%, compared to 62% for the full year of 2011.

Our goal remains to grow annual awarded compensation expense at a slower rate than revenue growth, and to achieve a compensation-to-revenue ratio over the cycle in the mid- to high-50s percentage range on both an awarded and adjusted GAAP basis1, with discipline on deferrals.

Non-Compensation Expense

For the third quarter of 2012, non-compensation expense was $95 million, on an adjusted basis1, 4% lower than the third quarter of 2011. The reduction in non-compensation expense was primarily driven by lower professional fees, as well as lower business development expenses, when compared to the prior-year period. The ratio of non-compensation expense to operating revenue was 21.5% in the quarter, compared to 21.1% in the third quarter of 2011

For the first nine months of 2012, non-compensation expense was $306 million, on an adjusted basis1, 5% higher than the first nine months of 2011. The increase in non-compensation expense was primarily due to higher occupancy costs and deal-related third-party fees partially offset by lower professional fees. The ratio of non-compensation expense to operating revenue was 21.9%, compared to 20.6% for the first nine months of 2011.

Our goal remains to achieve a non-compensation expense-to-revenue ratio over the cycle of 16% to 20%.

TAXES

The provision for taxes, on an adjusted basis1, was $13 million for the third quarter and $38 million for the first nine months of 2012. The effective tax rate on such adjusted basis was 26.7% for the third quarter and 25.2% for the first nine months of 2012, compared to 23.8% and 21.3% for the respective 2011 periods.

CAPITAL MANAGEMENT AND BALANCE SHEET

Our primary capital management goals include reducing excess cash, managing debt, and increasing returns to shareholders through dividends and share repurchases.

Lazard has returned $432 million3 to shareholders, year to date. This includes returning $200 million of surplus cash4 to shareholders in advance of our year-end 2013 target.

We have paid $70 million to our shareholders for dividends declared in January, April and July; have repurchased, as of October 24, 2012, 11.6 million shares of our Class A common stock for $321 million, at an average price of $27.61 per share; and have satisfied employee tax obligations of $41 million in cash in lieu of share issuance upon vesting of equity grants. As announced earlier, approximately 4.5 million of these shares, repurchased at a cost of $120 million, served to directly offset the potential dilution from our 2011 year-end equity-based compensation awards, net of estimated forfeitures and tax withholding to be paid in cash by the Company in lieu of share issuances.

On October 24, 2012, Lazard declared a quarterly dividend of $0.20 per share on its outstanding Class A common stock.

On October 24, 2012, Lazard’s Board of Directors authorized an additional share repurchase of up to $200 million, which expires December 31, 2014, and brings the share repurchase authorization as of October 24, 2012 to $217 million.

Lazard’s financial position remains strong and low risk with approximately $833 million in cash and cash equivalents at September 30, 2012, the majority of which is invested in U.S. Government and agency money market funds. As of September 30, 2012, total stockholders’ equity related to Lazard’s interests is $714 million.

COST SAVING INITIATIVES

In Lazard’s Shareholder Letter released in April this year, the firm set financial targets, including an operating margin (based on GAAP and awarded compensation) of at least 25% in 2014 at current activity levels. We stated that to achieve this goal we would take measures to reduce the firm’s expense base, and that these measures would result in implementation expenses.

Lazard’s senior leadership has taken a collective view of the firm’s strategy that includes investments for long-term growth, as well as legacy costs that can be eliminated. Cost saving initiatives will address: streamlining corporate structure and consolidating support functions; realigning the firm’s investments into areas with potential for the greatest long-term return; and creating greater flexibility to retain and attract the best people and invest in new growth areas. We expect these initiatives to result in improved profitability with minimal impact on Lazard’s revenue growth.

Our objective is for the majority of these initiatives to be completed during the fourth quarter of 2012, and to result in approximately $125 million in annual savings from our existing cost base. We anticipate at least two-thirds of these savings will be realized in 2013, with the full impact realized in 2014. Approximately $85 million relates to compensation expenses associated with reduced staffing, and approximately $40 million to non-compensation expense. Associated implementation expenses are estimated to range between $110 million and $130 million and to be primarily compensation-related. A significant majority of these expenses should occur in the fourth quarter of 2012 and the remainder in the first half of 2013. Approximately 75% of the implementation expenses are expected to be paid in cash.

***

CONFERENCE CALL

Lazard will host a conference call at 8:00 a.m. EDT on Thursday, October 25, 2012, to discuss the company’s financial results for the third quarter and first nine months of 2012. The conference call can be accessed via a live audio webcast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (877) 419-6593 (U.S. and Canada) or +1 (719) 325-4752 (outside of the U.S. and Canada), 15 minutes prior to the start of the call.

A replay of the conference call will be available beginning October 25, 2012, at 11:00 a.m. EDT, through November 8, 2012, via the Lazard Investor Relations website, or by dialing 1 (888) 203-1112 (U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 8019543.

ABOUT LAZARD

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 42 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

***

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee the accuracy of our estimated targets, future results, level of activity, performance or achievements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in our reports on Forms 10-Q and 8-K including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

***

LlSTS OF FINANCIAL ADVISORY ASSIGNMENTS

Mergers and Acquisitions (Completed in the third quarter of 2012)

Among the large, publicly announced M&A Advisory transactions or assignments completed during the third quarter of 2012 on which Lazard advised were the following:

•	Progress Energy’s $32 billion merger with Duke Energy

•	Tyco’s combination of its Flow Control business with Pentair in a $10 billion all-stock merger

•	Walgreens’ $6.7 billion acquisition of a 45% stake in Alliance Boots

•	GlaxoSmithKline’s $3.0 billion acquisition of Human Genome Sciences

•	Nexus Energy’s restructuring of its interest in the Crux joint venture, valuing Nexus Energy’s pro forma stake at A$638 million

•	Gryson shareholders in the €475 million sale of the company to Japan Tobacco

•	St Barbara Limited’s A$556 million acquisition of Allied Gold

•	Montagu Private Equity’s €430 million acquisition of St Hubert

•	Tyco’s separation into three independent, publicly traded companies

•	Edison in the restructuring of its shareholdings

•	Audi’s acquisition of Ducati

•	Lion Capital’s acquisition of Alain Afflelou

•	Carrefour’s sale of its 50% stake in Carrefour Marinopoulos to Marinopoulos Group

Mergers and Acquisitions (Announced)

Among the ongoing, large, publicly announced M&A transactions and assignments on which Lazard advised in the 2012 third quarter, continued to advise, or completed since September 30, 2012, are the following:

•	Deutsche Telekom on the $32.8 billion combination of T-Mobile and MetroPCS

•

Anheuser-Busch InBev’s $20.1 billion acquisition of the remaining stake in Grupo Modelo it does not already own and Grupo Modelo’s related $1.9 billion sale of its 50% interest in Crown Imports to Constellation Brands

•	The Supervisory Board of TNT Express in the €5.2 billion sale to United Parcel Service

•	Caisse des Dépôts’ €2.6 billion indirect acquisition of Silic from Groupama

•	Carrefour in the €2.0 billion sale of its business in Colombia to Cencosud

•	Hertz’s $2.3 billion acquisition of Dollar Thrifty

•	Permian Mud Service (parent company of Champion Technologies and CorsiTech) in its $2.2 billion merger with Ecolab

•	PPG on the $2.1 billion merger of its commodity chemicals business with Georgia Gulf

•	CH Energy Group’s $1.5 billion sale to Fortis

•	Principal Financial Group’s $1.5 billion acquisition of Cuprum

•	HiSoft Technology’s $875 million merger of equals with VanceInfo Technologies

•	Rockwood’s C$724 million acquisition of Talison Lithium

•	Qatar Holding on its approximately 12% stake in Xstrata in connection with the proposed merger with Glencore

•	Caisse des Dépôts on the reorganization of Dexia

•	Piraeus Bank in its acquisition of (i) selected Agricultural Bank of Greece (ATEbank) assets and liabilities and (ii) Société Générale’s 99.1% stake in Geniki Bank

•	Hera’s merger with AcegasAps

Restructuring and Debt Advisory Assignments

Restructuring and debtor or creditor advisory assignments completed during the third quarter of 2012 on which Lazard advised include: White Birch Paper Company in connection with their U.S. and Canadian bankruptcies; Cementos Portland Valderrivas on its debt refinancing; Cemex in connection with its refinancing; Grupo Nefinsa on its debt refinancing; Grupo Uralita on its debt refinancing; Limoni on its debt restructuring; Lohr Industrie on its debt restructuring and sale of its Translohr division to Alstom and the Fonds Stratégique d’Investissement; the committee of Lighthouse bondholders of Seat Pagine Gialle on the company’s restructuring; and, a consortium of derivative counterparties to Vestia on the unwinding of the company’s derivative portfolio.

Notable Chapter 11 bankruptcies on which Lazard advised debtors or creditors, or related parties, during or since the third quarter of 2012, are:

•	Airlines: Allied Pilots Association with respect to American Airlines

•	Consumer/Food: Hostess Brands

•	Gaming, Entertainment and Hospitality: Indianapolis Downs, MSR Resorts

•	Paper and Packaging: NewPage Corporation

•	Power & Energy: A123 Systems, LSP Energy

•	Professional/Financial Services: Ambac

•	Technology/Media/Telecom: Eastman Kodak, LightSquared, Nortel Networks, Tribune Company

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised debtors or creditors during or since the third quarter of 2012, are:

•	Belvédère – advising the FRN noteholder committee

•	Empresas La Polar on its debt restructuring activities

•	Financial Guaranty Insurance Company (FGIC) – advisor to Weil, Gotshal & Manges in its capacity as counsel to the New York Liquidation Bureau

•	National Association of Letter Carriers in connection with the USPS’s restructuring efforts

•	PMI – advisor to the receiver of PMI on certain asset dispositions

•	Praktiker on the funding of its strategic and operational restructuring program

•	TORM – advisor to the senior lenders on the company’s debt restructuring

***

ENDNOTES

[1]

A non-U.S. GAAP measure. See attached financial schedules and related notes for a detailed explanation of adjustments to corresponding U.S. GAAP results. We believe that presenting our results on an adjusted basis, in addition to the U.S. GAAP results, is the most meaningful and useful way to compare our operating results across periods. These results exclude the charge of $25 million in the first quarter of 2012, related to staff reductions and an $18 million pre-tax gain on the repurchase of our subordinated debt in the third quarter of 2011.

[2]	Global M&A completed transaction volume for the nine months ended September 30, 2012, as compared to the nine months ended September 30, 2011. Source: Thomson Financial.
[3]

We have paid $70 million to our shareholders for dividends declared in January, April and July; have repurchased, as of October 24, 2012, 11.6 million shares of our Class A common stock for $321 million, at an average price of $27.61 per share; and have satisfied employee tax obligations of $41 million in cash in lieu of share issuance upon vesting of equity grants. As announced earlier, approximately 4.5 million of these shares, repurchased at a cost of $120 million, served to directly offset the potential dilution from our 2011 year-end equity-based compensation awards, net of estimated forfeitures and tax withholding to be paid in cash by the Company in lieu of share issuances.

[4]	Surplus cash is defined as that which is not needed for regulatory, tax and related purposes of the business, or which is reserved for accrued compensation.

LAZ-G

###

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Three Months Ended			% Change From
($ in thousands, except per share data)	September 30, 2012	June 30, 2012	September 30, 2011	June 30, 2012	September 30, 2011

Revenues:

Financial Advisory
M&A and strategic advisory	$171,417	$195,383	$199,120	(12%)	(14%)
Capital markets & other advisory	14,174	17,174	16,350	(17%)	(13%)

Strategic advisory	185,591	212,557	215,470	(13%)	(14%)
Restructuring	34,382	30,067	38,149	14%	(10%)

Total	219,973	242,624	253,619	(9%)	(13%)

Asset Management
Management fees	202,324	195,223	199,980	4%	1%
Incentive fees	10,606	3,704	9,395	186%	13%
Other revenue	7,397	7,622	7,321	(3%)	1%

Total	220,327	206,549	216,696	7%	2%

Corporate	2,911	6,036	(3,777)	(52%)	NM

Operating revenue (b)	$443,211	$455,209	$466,538	(3%)	(5%)

Expenses:

Compensation and benefits expense (c)	$278,070	$285,238	$276,656	(3%)	1%

Ratio of compensation to operating revenue	62.7%	62.7%	59.3%

Non-compensation expense (d)	$95,113	$105,767	$98,653	(10%)	(4%)

Ratio of non-compensation to operating revenue	21.5%	23.2%	21.1%

Earnings:

Earnings from operations (e)	$70,028	$64,204	$91,229	9%	(23%)

Operating margin (f)	15.8%	14.1%	19.6%

Net income (g)	$35,384	$33,084	$52,865	7%	(33%)

Diluted net income per share	$0.26	$0.25	$0.39	4%	(33%)

Diluted weighted average shares	135,380,036	134,636,935	136,857,956	1%	(1%)

Effective tax rate (h)	26.7%	22.9%	23.8%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Nine Months Ended September 30,
($ in thousands, except per share data)	2012	2011	% Change

Revenues:

Financial Advisory
M&A and strategic advisory	$559,411	$533,440	5%
Capital markets & other advisory	45,718	76,197	(40%)

Strategic advisory	605,129	609,637	(1%)
Restructuring	134,664	122,039	10%

Total	739,793	731,676	1%

Asset Management
Management fees	597,407	627,965	(5%)
Incentive fees	16,906	20,872	(19%)
Other revenue	22,655	29,534	(23%)

Total	636,968	678,371	(6%)

Corporate	20,408	5,115	NM

Operating revenue (b)	$1,397,169	$1,415,162	(1%)

Expenses:

Compensation and benefits expense (c)	$876,024	$831,223	5%

Ratio of compensation to operating revenue	62.7%	58.7%

Non-compensation expense (d)	$306,115	$291,003	5%

Ratio of non-compensation to operating revenue	21.9%	20.6%

Earnings:

Earnings from operations (e)	$215,030	$292,936	(27%)

Operating margin (f)	15.4%	20.7%

Net income (g)	$113,280	$177,183	(36%)

Diluted net income per share	$0.84	$1.30	(35%)

Diluted weighted average shares	135,537,050	138,265,494	(2%)

Effective tax rate (h)	25.2%	21.3%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended			% Change From
	September 30,	June 30,	September 30,	June 30,	September 30,
($ in thousands, except per share data)	2012	2012	2011	2012	2011

Total revenue	$449,464	$457,231	$484,583	(2%)	(7%)
Interest expense	(20,658)	(20,321)	(22,164)

Net revenue	428,806	436,910	462,419	(2%)	(7%)
Operating expenses:
Compensation and benefits	283,818	283,392	273,532	0%	4%

Occupancy and equipment	25,680	28,347	24,345
Marketing and business development	19,096	22,322	19,844
Technology and information services	21,474	21,275	20,417
Professional services	8,514	13,274	11,434
Fund administration and outsourced services	13,179	12,670	14,019
Amortization of intangible assets related to acquisitions	2,494	2,560	1,716
Other	7,825	8,537	9,374

Subtotal	98,262	108,985	101,149	(10%)	(3%)

Operating expenses	382,080	392,377	374,681	(3%)	2%

Operating income	46,726	44,533	87,738	5%	(47%)

Provision for income taxes	13,053	10,371	20,605	26%	(37%)

Net income	33,673	34,162	67,133	(1%)	(50%)
Net income attributable to noncontrolling interests	372	3,341	4,434

Net income attributable to Lazard Ltd	$33,301	$30,821	$62,699	8%	(47%)

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	115,603,351	118,235,320	118,315,944	(2%)	(2%)
Diluted	135,380,036	134,636,935	136,857,956	1%	(1%)

Net income per share:
Basic	$0.29	$0.26	$0.53	12%	(45%)
Diluted	$0.26	$0.24	$0.49	8%	(47%)

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

($ in thousands, except per share data)	Nine Months Ended
	September 30, 2012	September 30, 2011	% Change

Total revenue	$1,413,156	$1,446,529	(2%)
Interest expense	(61,401)	(68,795)

Net revenue	1,351,755	1,377,734	(2%)
Operating expenses:
Compensation and benefits	905,527	830,011	9%

Occupancy and equipment	80,309	70,030
Marketing and business development	69,685	58,834
Technology and information services	63,142	60,566
Professional services	31,099	34,395
Fund administration and outsourced services	39,300	40,777
Amortization of intangible assets related to acquisitions	6,172	4,896
Other	27,439	27,839

Subtotal	317,146	297,337	7%

Operating expenses	1,222,673	1,127,348	8%

Operating income	129,082	250,386	(48%)

Provision for income taxes	32,191	51,704	(38%)

Net income	96,891	198,682	(51%)
Net income attributable to noncontrolling interests	7,217	18,972

Net income attributable to Lazard Ltd	$89,674	$179,710	(50%)

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	117,689,404	117,586,028	0%
Diluted	135,537,050	138,265,494	(2%)

Net income per share:
Basic	$0.76	$1.53	(50%)
Diluted	$0.70	$1.39	(50%)

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

(U.S. GAAP)

($ in thousands)	September 30, 2012	December 31, 2011

ASSETS

Cash and cash equivalents	$832,940	$1,003,791
Deposits with banks	266,680	286,037
Cash deposited with clearing organizations and other segregated cash	61,863	75,506
Receivables	484,311	504,455
Investments	439,435	378,521
Goodwill and other intangible assets	395,442	393,099
Other assets	514,275	440,527

Total Assets	$2,994,946	$3,081,936

LIABILITIES & STOCKHOLDERS’ EQUITY

Liabilities
Deposits and other customer payables	$262,206	$288,427
Accrued compensation and benefits	301,174	383,513
Senior debt	1,076,850	1,076,850
Other liabilities	520,890	466,290

Total liabilities	2,161,120	2,215,080

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $.01 per share	—	—
Common stock, par value $.01 per share	1,232	1,230
Additional paid-in capital	750,647	659,013
Retained earnings	270,245	258,646
Accumulated other comprehensive loss, net of tax	(81,408)	(88,364)

	940,716	830,525
Class A common stock held by subsidiaries, at cost	(226,889)	(104,382)

Total Lazard Ltd stockholders’ equity	713,827	726,143
Noncontrolling interests	119,999	140,713

Total stockholders’ equity	833,826	866,856

Total liabilities and stockholders’ equity	$2,994,946	$3,081,936

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

(unaudited)

	As of			Variance
	September 30, 2012	June 30, 2012	December 31, 2011	Qtr to Qtr	YTD

Equities	$132,231	$122,159	$116,362	8.2%	13.6%
Fixed Income	21,905	19,936	17,750	9.9%	23.4%
Alternative Investments	4,753	4,774	5,349	(0.4%)	(11.1%)
Private Equity	1,428	1,441	1,486	(0.9%)	(3.9%)
Cash	94	129	92	(27.1%)	2.2%

Total AUM	$160,411	$148,439	$141,039	8.1%	13.7%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	($ in millions)		($ in millions)
AUM - Beginning of Period	$148,439	$161,597	$141,039	$155,337

Net Flows	1,813	(1,122)	2,788	(754)
Market and foreign exchange appreciation (depreciation)	10,159	(24,663)	16,584	(18,771)

AUM - End of Period	$160,411	$135,812	$160,411	$135,812

Average AUM	$156,620	$148,705	$152,744	$153,299

% Change in average AUM	5.3%		(0.4%)

Note: Average AUM is generally based on an average of quarterly ending balances for the respective periods.

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO SELECTED SUMMARY FINANCIAL INFORMATION (a)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Operating Revenue
Net revenue - U.S. GAAP Basis	$428,806	$436,910	$462,419	$1,351,755	$1,377,734

Adjustments:
Gain on repurchase of subordinated debt	—	—	(18,171)	—	(18,171)
Revenue related to noncontrolling interests (i)	(1,193)	(4,509)	(3,057)	(10,141)	(14,345)
Loss (gain) related to Lazard Fund Interests (“LFI”) and other similar arrangements	(4,728)	2,856	3,961	(4,639)	3,961
Interest expense	20,326	19,952	21,386	60,194	65,983

Operating revenue, as adjusted	$443,211	$455,209	$466,538	$1,397,169	$1,415,162

Compensation & Benefits Expense
Compensation & benefits expense - U.S. GAAP Basis	$283,818	$283,392	$273,532	$905,527	$830,011

Adjustments:
Charges pertaining to staff reductions	—	—	—	(21,754)	—
(Charges) credits pertaining to LFI and other similar arrangements compensation liability	(4,728)	2,856	3,961	(4,639)	3,961
Compensation related to noncontrolling interests (i)	(1,020)	(1,010)	(837)	(3,110)	(2,749)

Compensation & benefits expense, as adjusted	$278,070	$285,238	$276,656	$876,024	$831,223

Non-Compensation Expense
Non-compensation expense - Subtotal - U.S. GAAP Basis	$98,262	$108,985	$101,149	$317,146	$297,337

Adjustments:
Charges pertaining to staff reductions	—	—	—	(2,905)	—
Amortization of intangible assets related to acquisitions	(2,494)	(2,560)	(1,716)	(6,172)	(4,896)
Non-compensation expense related to noncontrolling interests (i)	(655)	(658)	(780)	(1,954)	(1,438)

Non-compensation expense, as adjusted	$95,113	$105,767	$98,653	$306,115	$291,003

Earnings From Operations
Operating Income - U.S. GAAP Basis	$46,726	$44,533	$87,738	$129,082	$250,386

Other adjustments:
Gain on repurchase of subordinated debt	—	—	(18,171)	—	(18,171)
Revenue related to noncontrolling interests (i)	(1,193)	(4,509)	(3,057)	(10,141)	(14,345)
Interest expense	20,326	19,952	21,386	60,194	65,983
Charges pertaining to staff reductions	—	—	—	24,659	—
Expenses related to noncontrolling interests (i)	1,675	1,668	1,617	5,064	4,187
Amortization of intangible assets related to acquisitions	2,494	2,560	1,716	6,172	4,896

Earnings from operations, as adjusted	$70,028	$64,204	$91,229	$215,030	$292,936

Net Income attributable to Lazard Ltd
Net income attributable to Lazard Ltd - U.S. GAAP Basis	$33,301	$30,821	$62,699	$89,674	$179,710
Adjustments:
Gain on repurchase of subordinated debt	—	—	(18,171)	—	(18,171)
Charges pertaining to staff reductions	—	—	—	24,659	—
Tax (benefits) allocated to adjustments	140	543	4,634	(5,566)	4,634
Amount attributable to LAZ-MD Holdings	(49)	(15)	801	(1,109)	801

Adjustment for full exchange of exchangeable interests (j):
Tax adjustment for full exchange	5	27	(506)	(443)	(945)
Amount attributable to LAZ-MD Holdings	1,987	1,708	3,408	6,065	11,154

Net income, as adjusted	$35,384	$33,084	$52,865	$113,280	$177,183

Diluted net income per share:

U.S. GAAP Basis	$0.26	$0.24	$0.49	$0.70	$1.39

Non-GAAP Basis, as adjusted	$0.26	$0.25	$0.39	$0.84	$1.30

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Notes to Financial Schedules.

LAZARD LTD

Notes to Financial Schedules

(a)	Selected Summary Financial Information are non-U.S. GAAP (“non-GAAP”) measures. Lazard believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(b)	Excludes (i) gains/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests and other similar deferred compensation arrangements for which a corresponding equal amount is excluded from compensation & benefits expense, (ii) revenues related to non-controlling interests (see (i) below), (iii) interest expense primarily related to corporate financing activities, and (iv) for the three and nine month periods ended September 30, 2011, excludes the gain on repurchase of the Company’s subordinated debt, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(c)	Excludes (i) charges/credits related to the changes in the fair value of the compensation liability recorded in connection with Lazard Fund Interests and other similar deferred compensation arrangements, (ii) compensation and benefits related to noncontrolling interests (see (i) below), and (iii) for the nine month period ended September 30, 2012, charges pertaining to staff reductions (see (g) below), and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(d)	Excludes (i) amortization of intangible assets related to acquisitions, (ii) expenses related to noncontrolling interests (see (i) below), and (iii) for the nine month period ended September 30, 2012, charges pertaining to staff reductions (see (g) below), and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(e)	Excludes (i) amortization of intangible assets related to acquisitions, (ii) interest expense primarily related to corporate financing activities, (iii) revenues and expenses related to noncontrolling interests (see (i) below), (iv) for the nine month period ended September 30, 2012, charges pertaining to staff reductions (see (g) below), and (v) for the three and nine month periods ended September 30, 2011, gain on repurchase of the Company’s subordinated debt, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(f)	Represents earnings from operations as a percentage of operating revenue, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(g)	Adjusted to reflect the full conversion of outstanding exchangeable interests held by members of LAZ-MD Holdings. For the nine month period ended September 30, 2012, excludes certain charges pertaining to staff reductions including severance, benefit payments and acceleration of unrecognized amortization of deferred incentive compensation previously granted to individuals terminated, net of applicable tax benefits and for the three and nine month periods ended September 30, 2011, excludes gain on repurchase of the Company’s subordinated debt, net of applicable tax. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(h)	Effective tax rate is computed based on a quotient, the numerator of which is the provision for income taxes of $12,908, $9,801 and $16,477 for the three month periods ended September 30, 2012, June 30, 2012 and September 30, 2011, respectively, and $38,200 and $48,015 for the nine month periods ended September 30, 2012 and 2011, respectively, and the denominator of which is pre-tax income of $46,726, $44,533 and $69,567 for the three month periods ended September 30, 2012, June 30, 2012 and September 30, 2011, respectively, and $153,741 and $232,215 for the nine month periods ended September 30, 2012 and 2011, respectively, exclusive of net income (loss) attributable to noncontrolling interests of ($1,566), $1,647 and $225 for the three month periods ended September 30, 2012, June 30, 2012 and September 30, 2011, respectively, and $2,261 and $7,017 for the nine month periods ended September 30, 2012 and 2011, respectively.
(i)	Noncontrolling interests include revenue and expenses principally related to Edgewater, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(j)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests and an adjustment for Lazard Ltd entity-level taxes to affect a full exchange of interests and excluding the 2012 charges pertaining to staff reductions noted in (g) above.
NM	Not meaningful